Exhibit 99.1
Company Release — 4/24/08
First Priority Financial Corp. Reports First Quarter 2008 Results
MALVERN, Pa., April 24 — First Priority Financial Corp. (“FPFC”) reported a consolidated net loss of $947,000, or $0.39 per diluted share, for the first quarter of 2008 compared to $610,000, or $0.29 per diluted share, for the quarter ended December 31, 2007 and $673,000, or $0.32 per diluted share, for the first quarter of 2007.
Included in the reported loss for the first quarter of 2008 were one-time merger integration costs of $125,000 related the acquisition of Prestige Community Bank (“Prestige”) effective February 29, 2008. Operating results of Prestige have been included in the consolidated results of FPFC effective March 1, 2008. Additionally, the Company incurred non-recurring costs of $16,000 and $64,000 in the first quarter 2008 and the fourth quarter of 2007, respectively, related to the recruitment and expansion of lending staff while costs to explore potential opportunities to expand and diversify FPFC’s revenue base were $62,000 in the fourth quarter of 2007. Expenses related to the reorganization of First Priority Bank into a holding company form of ownership totaling $76,000 and expenses related to the opening of our first market service office in Wyomissing, Pennsylvania, of $26,000 are included in the first quarter of 2007.
FPFC completed its acquisition of Prestige effective February 29, 2008. Under the terms of the agreement, FPFC issued 976,137 shares of its common stock in a share for share exchange to holders of Prestige common stock and issued 195,227 warrants to purchase FPFC common stock at an exercise price of $12.50 per share in exchange for each Prestige warrant. These warrants expire on October 16, 2012. In addition, 147,022 options to acquire Prestige common stock at an exercise price of $10.00 per share were exchanged for options to acquire the same number of FPFC shares at the same exercise price of $10.00 per share.
“We are pleased to have completed the merger of Prestige and First Priority Bank. We are encouraged by the benefits that Prestige will bring to our combined organization through potential growth opportunities resulting from broader market coverage, additional funding capabilities, and a stronger capital base.” stated David E. Sparks, Chairman and CEO, First Priority Financial Corp.
Sparks continued, “As an organization, we are encouraged by the growth of our loan portfolio in the first quarter of 2008. Economic and market conditions continue to present challenges for all banks; however, as a new organization, our goal is to continue to grow loans and deposits and take advantage of our capabilities and market position.”
During the first quarter of 2008, one loan relationship became delinquent over 90 days and was placed on a non-accrual status. The total outstanding balance of this relationship at March 31, 2008 was $861,000 which represents 0.70% of total loans outstanding and 0.55% of total assets. Net charge-offs during the first quarter of 2008 related to this relationship totaled $16,000. The allowance for loan losses was $1.4 million and $1.1 million as of March 31, 2008 and December 31, 2007, respectively, which represented 1.14% and 1.00% of total loans outstanding for each period, respectively. As of December 31 and March 31, 2007, there were no charged-off loans, non-accrual loans, restructured loans, or loans past due 90 days or more.
Total revenues were $880,000 for the three months ended March 31, 2008, an increase of $49,000, or 5.9%, from total revenues in the prior three months ended December 31, 2007 of $831,000. Revenues are comprised of net interest income of $796,000, the single largest revenue source, and fee income of $84,000. Net interest income increased $32,000, or 4.2%, from the prior quarter primarily due to overall growth in average earning assets of $10.0 million, with average loans increasing $13.0 million.

Fee income, consisting primarily of wealth management fees, totaled $84,000 for the three months ended March 31, 2008 compared to $67,000 for the prior three month period and $65,000 for the same period in the prior year. The provision for loan losses was $212,000 in the current quarter compared to $97,000 in the fourth quarter of 2007 and $103,000 in the first quarter of 2007. The provision recorded in the first quarter of 2008 included an additional provision of $75,000 related to loans moved into non-accrual status. Non-interest expenses were $1.6 million in the first quarter of 2008 compared to $1.3 million in the prior quarter and $1.2 million in the same quarter last year. Included in the current quarter were merger integration costs totaling $125,000 related to the acquisition of Prestige as well as incremental operating expenses related to Prestige which are included in the consolidated results effective March 1, 2008.
FPFC reported total assets of $155.7 million at March 31, 2008 compared to $151.6 million at December 31, 2007 and $98.1 million at March 31, 2007. Loans outstanding were $122.9 million at March 31, 2008, an increase of $17.7 million, or 16.8%, during the current quarter, and accounted for 79% of total assets at period end. As of the close of business on February 29, 2008, Prestige had total loans outstanding of $5.8 million. Compared to a year ago, loans outstanding more than doubled with an increase of $61.9 million. The loan portfolio remains well diversified, with 55% of loans outstanding in commercial related loans and 45% in residential mortgages and consumer loans. The loan portfolio has no subprime credit exposure.
The investment portfolio totaled $27.7 million at March 31, 2008, compared to $45.0 million at December 31, 2007 and $36.0 million at March 31, 2007. The decrease compared to December 31, 2007 was primarily attributable to additional short-term Federal agency securities purchased at year end related to tax planning strategies which also resulted in incremental overnight borrowings at December 31, 2007. All securities in the investment portfolio are rated AAA and highly marketable. All securities are classified as available for sale.
Deposits totaled $124.7 million at March 31, 2008 compared to $116.3 million at December 31, 2007 and $75.0 million at March 31, 2007. Deposit growth during the quarter was primarily attributable to the Prestige acquisition, which, as of the close of business on February 29, 2008, had total deposits of $20.7 million, primarily time deposits. Overall, deposits increased $8.4 million, or 7.3%, from December 31, 2007 and $49.8 million or 66.4% from a year ago.
Short-term overnight borrowings were $5.4 million at March 31, 2008, consisting of borrowings with other banks of $4.0 million and customer repurchase agreements of $1.4 million. Short-term borrowings were $18.1 million at December 31, 2007 and $5.5 million at March 31, 2007. Borrowings at each period end were used to purchase Federal agency securities for period end tax planning purposes. Long-term debt was $390,000 at March 31, 2008 and December 31, 2007, and is comprised entirely of convertible debentures issued in June and July, 2007 to provide funding for the holding company.
The capital position of the FPFC remains strong with regulatory capital ratios exceeding all requirements for FPFC’s subsidiary — First Priority Bank, to be classified as “well capitalized” under capital adequacy guidelines. Shareholders’ equity of FPFC totaled $21.8 million at March 31, 2008, an increase of $6.5 million from December 31, 2007. Net capital provided through the acquisition of Prestige was $7.4 million with an offsetting reduction due to the first quarter operating loss. Period end equity to assets was 14.03% and book value per share at March 31, 2008 was $7.08.
First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $156 million in assets, is a de-novo bank formed in May, 2005 which opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its offices in Malvern, Wyomissing, Newtown, and Plumstead, Pennsylvania. The common stock of First Priority Financial Corp. is not currently traded on the open market. FPFC’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

First Priority Financial Corp.
Consolidated Balance Sheets
Unaudited (in thousands, except per share data)

	March 31,	December 31,	March 31,
	2008	2007	2007
Assets
Cash and due from banks	$2,948	$943	$712
Federal funds sold and securities purchased under agreements to resell	—	—	—

Total cash and cash equivalents	2,948	943	712

Securities available for sale (amortized cost: $27,649, $45,015, and $35,997, respectively)	27,693	45,026	35,999

Loans receivable	122,885	105,207	60,960
Less: allowance for loan losses	1,401	1,055	737

Net loans	121,484	104,152	60,223

Restricted investment in bank stock	60	50	50
Premises and equipment, net	1,353	574	545
Accrued interest receivable	590	545	407
Other real estate owned	—	—	—
Goodwill	1,166	—	—
Other assets	384	321	207

Total assets	$155,678	$151,611	$98,143

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$7,590	$6,846	$3,635
Interest-bearing	117,150	109,459	71,348

Total deposits	124,740	116,305	74,983

Short-term borrowings	5,396	18,097	5,464
Long-term debt	390	390	—
Accrued interest payable	877	858	380
Other liabilites	2,441	641	337

Total liabilities	133,844	136,291	81,164

Shareholders’ Equity
Preferred stock, $100 par value; authorized 10,000 shares; no shares issued or outstanding	—	—	—

Common stock, $1 par value; authorized 10,000 shares; 3,084, 2,108, and 2,108 shares issued, respectively	3,084	2,108	2,108

Surplus	25,434	18,982	18,947
Accumulated deficit	(6,728)	(5,781)	(4,078)
Accumulated other comprehensive income	44	11	2

Total shareholders’ equity	21,834	15,320	16,979

Total liabilities and shareholders’ equity	$155,678	$151,611	$98,143

First Priority Financial Corp.
Consolidated Statements of Income
Unaudited (In thousands, except per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Interest Income
Loans receivable, including fees	$1,716	$1,662	$1,025
Securities — taxable	121	81	208
Interest bearing deposits and other	1	—	1
Federal funds sold and securities purchased under agreements to resell	149	286	191

Total Interest Income	1,987	2,029	1,425

Interest Expense
Deposits	1,179	1,255	827
Short-term borrowings	6	4	6
Long-term debt	6	6	—

Total Interest Expense	1,191	1,265	833

Net Interest Income	796	764	592

Provision for Loan Losses	212	97	103

Net Interest Income after Provision for Loan Losses	584	667	489

Non-Interest Income
Wealth management fee income	56	53	54
Other	28	14	11

Total Non-Interest Income	84	67	65

Non-Interest Expenses
Salaries and employee benefits	1,048	848	822
Occupancy and equipment	110	98	102
Data processing equipment and operations	77	62	48
Professional fees	118	206	132
Marketing, advertising and business development	23	10	26
FDIC insurance assessments	21	19	15
Capital stock tax expense	21	12	12
Merger integration costs	125	—	—
Other	72	89	70

Total Non-Interest Expenses	1,615	1,344	1,227

Net Loss	$(947)	$(610)	$(673)

Loss per share
Basic and diluted	$(0.39)	$(0.29)	$(0.32)

Weighted average shares outstanding
Basic and diluted	2,440	2,108	2,108